Duke Energy Corporation

Duke Capital LLC

PanEnergy Corp

DESI

DEA

DEI

DEILA

99.99%

DEI Brasil Ltda. ---------- 1 QUOTA ---------- DEI Brasil Holdings LLC

93.05% (voting stock)
96.45% (preferred stock)

Paranapanema